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EXHIBIT 99.1

[FLAGSTAR BANCORP LOGO]

                                                   FOR MORE INFORMATION CONTACT:
                                                               Michael W. Carrie
                                                          Executive Director/CFO
                                                                  (248) 312-2000

             FLAGSTAR ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Troy, Mich. (April 27, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC) today announced that Michael W. Carrie, who has served as its Chief Financial Officer since 1993, elected on April 22, 2005 to retire from the Company effective June 20, 2005 to pursue personal interests. He has agreed to remain with the Company in an advisory capacity after assisting with the transition of duties to his successor. Mr. Carrie has also been a member of the Company's Board of Directors since 1997 and is standing for re-election at the 2005 annual meeting of stockholders.

In making the announcement, Thomas J. Hammond, Chairman of the Board, said, "We have appreciated having Mike as part of our executive team these past 12 years. As our CFO, he has played a key role in our growth from $150 million in assets in 1993 to our current level of over $14 billion. His leadership and commitment to Flagstar helped us to expand from a privately-held single branch institution when he arrived to a NYSE-traded company with 125 banking centers today. Our Midwest mortgage operation expanded at the same time and we now do business throughout the United States. I am personally grateful for Mike's dedication, counsel, and commitment through the years. He has served the Bank well, and we are pleased that he has agreed to remain on the Board so that the Company can continue to benefit from his knowledge and experience in his capacity as a director and financial advisor."

The Company also announced that Paul D. Borja would become Executive Vice President and Chief Financial Officer following Mr. Carrie's retirement. Mr. Borja, 44, is currently a banking and corporate lawyer with Kutak Rock LLP, where he has served as a partner since 1997. He represented the Company in its initial public offering in 1997 and in subsequent federal securities, corporate governance, and federal banking regulatory matters.

Mr. Borja holds a bachelor's degree in accounting from the University of Notre Dame and formerly worked as a CPA with Peat Marwick Mitchell from 1982 through 1987. He received his law degree from George Washington University in 1990 and his master's degree in tax law from Georgetown University in 1991.

Mr. Hammond also noted, "We are pleased to have Paul join our team. His background in accounting and legal matters makes him well-prepared for the position of chief financial officer, while his extensive knowledge of our operations will insure a smooth transition. His insights and experience should help us to continue to succeed."

Flagstar Bancorp, which has $14.2 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 125 banking centers throughout southern Michigan and Indiana. In addition, the Company operates 109 loan centers in 27 states and has correspondent relationships across the United States. Flagstar is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information.